News
Merrill Lynch & Co., Inc.

World Headquarters
4 World Financial Center
New York, New York 10080

Release date: July 2, 2007

For information contact:
Jason Wright (212) 449-3535
jason_wright@ml.com
Merrill Lynch Elects Carol T. Christ to Board of Directors
     NEW YORK, July 2, 2007 — Merrill Lynch & Co., Inc. (NYSE: MER) today announced that Carol Tecla Christ, the president of Smith College, has been elected to the company’s board of directors, effective July 1, 2007. Ms. Christ has also been named to the Public Policy and Responsibility committee of the board.
     “Carol Christ is one of the most highly respected educators in the nation. As president of Smith College, and with nearly 40 years of experience in academia, she has been a driving force in advancing the opportunities and careers of women and minorities. I am extremely pleased to welcome Carol to our board,” said Stan O’Neal, chairman and CEO of Merrill Lynch.
     In June 2002, Ms. Christ, 63, became the 10th president of Smith College. At the outset of her administration, she launched an energetic program of outreach, innovation and long-range planning. She has encouraged the development of coursework emphasizing fluency in American cultures and in the diversity of experience of American ethnic groups.
     Prior to that, Ms. Christ spent more than 30 years at the University of California, Berkeley. She joined the English faculty in 1970, and as chair of her department from 1985 to 1988, she built and maintained one of the top-ranked English departments in the country. She entered the university’s administration in 1988, serving first as dean of humanities and later as provost and dean of the College of Letters and Sciences. In 1994, Ms. Christ was appointed vice chancellor and
- more -

provost (and later became executive vice chancellor). During her six years as Berkeley’s top academic officer, she was credited with sharpening the institution’s intellectual focus and building top-rated departments in the humanities and sciences. In addition, she helped shape Berkeley’s campus policy in response to Proposition 209, the 1996 California law barring the consideration of race in college admissions.
     In 2004, Ms. Christ was named a fellow of the American Academy of Arts and Sciences in recognition of her contributions as a leader in higher education.
     Ms. Christ graduated with high honors from Douglass College in 1966 and went to Yale University, where she received her Ph.D. in English. She is a director of the Clarke School for the Deaf, a non-profit organization dedicated to teaching deaf children, the Northampton Academy of Music, and the Western Massachusetts Economic Development Council.
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies with offices in 37 countries and territories and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns just under half of BlackRock, one of the world’s largest publicly traded investment management companies with approximately $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
#          #          #